UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                          SCHEDULE 13G


            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (AMENDMENT NO. 4)*


                  BORG-WARNER AUTOMOTIVE, INC.
                        (Name of Issuer)


             Common Stock, par value $.01 per share
                 (Title Of Class of Securities)


                            099724106
                         (CUSIP Number)










*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


--------------------------------
CUSIP NO.  099724106                         13G
--------------------------------

-----------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch & Co., Inc.

-----------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing
                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
 3   SEC USE ONLY

------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF-------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           238,566
   EACH
 REPORTING   -----------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                         None

               ---------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    238,566

------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     238,566

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     HC, CO

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!


--------------------------------
CUSIP NO. 099724106                13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Group, Inc.

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing
                                   (a) [ ]
                                   (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF    ---------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           233,266
   EACH
 REPORTING    ----------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

              ----------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    233,266

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     233,266

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]


------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     HC, CO

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!



--------------------------------
CUSIP NO. 099724106                13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Partners, Inc.

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing
                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ----------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           82,948
   EACH
 REPORTING    ----------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

              ----------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    82,948

------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     82,948

------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .03%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!



--------------------------------
CUSIP NO. 099724106                13G
--------------------------------
------------------------------------------------------------

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch LBO Partners No. II, L.P.

------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing
                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ----------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING    ----------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               ----------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!


--------------------------------
CUSIP NO. 099724106                13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Appreciation Partnership No. VIII,
     L.P.

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing
                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ----------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING     ---------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               ---------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]


------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!


--------------------------------
CUSIP NO. 099724106                13G
--------------------------------

------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Offshore LBO Partners No. VIII

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing
                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ----------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING    ----------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

                    -----------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!



--------------------------------
CUSIP NO. 099724106                13G
--------------------------------
------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML IBK Positions, Inc.

------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing
                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF    ---------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           150,000
   EACH
 REPORTING     ---------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               -----------------------------------------

               8    SHARED DISPOSITIVE POWER

                    150,000

------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     150,000

------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .06%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!


--------------------------------
CUSIP NO. 099724106           13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KECALP Inc.

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing
                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF    ---------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING    ----------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               -----------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!


--------------------------------
CUSIP NO. 099724106                13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch KECALP L.P. 1986

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing

                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                         None

  NUMBER OF    ---------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING     ---------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               ----------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!


--------------------------------
CUSIP NO. 099724106                13G
--------------------------------

------------------------------------------------------------
---------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch KECALP L.P. 1987

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing

                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ----------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING     ---------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

                    --------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0
------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!



--------------------------------
CUSIP NO. 099724106           13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch MBP Inc.

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing

                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF    ---------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING     ---------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

                    ------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!



--------------------------------
CUSIP NO. 099724106           13G
--------------------------------
------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merchant Banking L.P. I

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing

                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ----------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING     ---------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

                    ---------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!



--------------------------------
CUSIP NO. 099724106           13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Employees LBO Managers, Inc.

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing

                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF    ---------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           82,948
   EACH
 REPORTING     ---------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

                    ------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    82,948

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     82,948

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .03%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!



--------------------------------
CUSIP NO. 099724106                13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Employees LBO Partnership No. I, L.P.

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing

                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ----------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           82,948
   EACH
 REPORTING     --------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

                    ----------------------------------------
               8    SHARED DISPOSITIVE POWER

                    82,948

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     82,948

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .03%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!



--------------------------------
CUSIP NO. 099724106           13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Leasing Equipment Corp.

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing

                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF    ---------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING     ---------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

                    ------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!



--------------------------------
CUSIP NO. 099724106           13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Venture Capital, Inc.

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing

                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF    ---------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING     ---------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

                    ------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!


--------------------------------
CUSIP NO. 099724106                13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MLVP II Co., L.P.

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing

                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ----------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING     --------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

                    ----------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!



--------------------------------
CUSIP NO. 099724106                13G
--------------------------------

------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Venture Partners II, L.P.

------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing

                              (a) [ ]
                              (b) [ ]

------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ----------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           0
   EACH
 REPORTING     --------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

                    ----------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]

------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

  ------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!



                          SCHEDULE 13G

Item 1 (a)     Name of Issuer:
               ---------------

               Borg-Warner Automotive, Inc.

Item 1 (b)          Address of Issuer's Principal Executive
Offices:
               ------------------------------------------
               200 South Michigan Avenue
               Chicago, IL  60604

Item 2 (a)     Names of Persons Filing:
               ------------------------

               Merrill Lynch & Co., Inc.
               Merrill Lynch Group, Inc.
               Merrill Lynch Capital Partners, Inc.
               Merrill Lynch LBO Partners No. II, L.P.
               Merrill Lynch Capital Appreciation Partnership No.
               VIII,
               ML Offshore LBO Partnership No. VIII
               ML IBK Positions, Inc.
               KECALP Inc.
               Merrill Lynch KECALP L.P. 1986
               Merrill Lynch KECALP L.P. 1987
               Merrill Lynch MBP Inc.
               Merchant Banking L.P. No. I
               ML Employees LBO Managers, Inc.
               ML Employees LBO Partnership No. I, L.P.
               ML Leasing Equipment Corp.
               Merrill Lynch Venture Capital, Inc.
               MLVP II Co., L.P.
               ML Venture Partners II, L.P.

Item 2 (b)     Address of Principal Business Office, or, if none,
               Residence:
               ------------------------------------------

               Merrill Lynch & Co., Inc.
               Merrill Lynch Group, Inc.
               ML IBK Positions, Inc.
               250 Vesey Street
               World Financial Center, North Tower
               New York, New York 10281

               Merrill Lynch Capital Partners, Inc.
               Merrill Lynch LBO Partners No. II, L.P.
               Merrill Lynch Capital Appreciation Partnership No.
               VIII, L.P.
               KECALP Inc.
               Merrill Lynch KECALP L.P. 1986
               Merrill Lynch KECALP L.P. 1987
               Merrill Lynch MBP Inc.
               Merchant Banking L.P. No. I
               ML Employees LBO Managers, Inc.
               ML Employees LBO Partnership No. I. L.P.
               ML Leasing Equipment Corp.
               ML Venture Capital, Inc.
               MLVP II Co., L.P.
               ML Venture Partners II, L.P.
               225 Liberty Street
               New York, NY 10080

               ML Offshore LBO Partnership No. B-II, L.P.
               P.O. Box 25, Roseneath
               The Grange, St. Peter Port
               Guernsey, Channel Islands



Item 2 (c)     Citizenship:
               ------------

               Delaware, except ML Offshore LBO Partners No.
               VIII, which is a Cayman Islands partnership.

Item 2 (d)        Title of Class of Securities:
               -----------------------------

               Common Stock, par value $.01 per share

Item 2 (e)        CUSIP Number
               ------------

               099724106

Item 3            If this statement is filed pursuant to Rules
                  13d-1
               ---------------------------------------------
               (b), or 13d-2(b), check whether the person filing
                    is a
                    ----------------------------------------

               (a) [ ] Broker or Dealer registered under Section
                      16 of the Act
               (b) [ ] Bank as defined in section 3(a)(6) of the
                      Act
               (c) [ ] Insurance Company as defined in section
                      3(a)(19) of the Act
               (d) [ ] Investment Company registered under
                      section 8 of the Investment Company Act
               (e) [ ] Investment Adviser registered under
                      section 203 of the Investment Advisers Act
                      of 1940
               (f) [ ] Employee Benefit Plan, Pension Fund which
                      is subject to the provisions of the
                      Employee Retirement Income Security Act of
                      1974 or Endowment Fund; see Sec. 240.13d-
                      1(b)(l)(ii)(F)
               (g) [ ] Parent Holding Company, in accordance with
                      Sec. 240.13d-1(b)(ii)(G)  (Note: See Item
                      7)
               (h) [ ] Group, in accordance with Sec. 240.13d-
                      1(b)(1)(ii)(H)


Item 4         Ownership
               --------

               (a)  Amount Beneficially Owned:

     See Item 9 of Cover Pages. Pursuant to Section 240.13d-4, Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Merrill Lynch Capital Partners, Inc., Merrill Lynch LBO Partners No. II, L.P., KECALP Inc., Merrill Lynch MBP Inc., ML Employees Managers, Inc., ML Leasing Equipment Corp., Merrill Lynch Venture Capital, Inc., MLVP II Co, L.P. (the "Reporting Companies") disclaim beneficial ownership of the securities of Borg-Warner Automotive, Inc. referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Companies are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of Borg-Warner Automotive, Inc. covered by this statement.

               b)   Percent of Class:

                   See Item 11 of Cover Pages




               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the
                          vote:
                    See Item 5 of Cover Pages

                    (ii)  shared power to vote or to direct the
                          vote:
                    See Item 6 of Cover Pages

                    (iii) sole power to dispose or to direct the
                          disposition of:
                              See Item 7 of Cover Pages

                    (iv) shared power to dispose or to direct
                         disposition of:
                              See Item 8 of Cover Pages

Item 5         Ownership Five Percent or Less of a Class.
               -----------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6         Ownership of More than Five Percent of
Behalf of
               ------------------------------------------
               Another Person.
               -------------------

     Certain wholly-owned subsidiaries of Merrill Lynch & Co., Inc., and Merrill Lynch Group, Inc., either directly or as general partner of various limited partnerships have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the class of securities reported herein. See Exhibit A.

Item 7         Identification and Classification of the
               Subsidiary
               ------------------------------------------------
                    Which Acquired the Security Being Reported on
                    by the
               ------------------------------------------------
               Parent Holding Company.
               ------------------------------------------------

               See Exhibit A

Item 8         Identification and Classification of Members of
               the Group.
               ------------------------------------------------



                    Not applicable

Item 9         Notice of Dissolution of Group.
               -------------------------------------------------

                    Not Applicable

Item 10        Certification.
               -------------------------------------------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



Signature.
----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   MERRILL LYNCH & CO.,INC.
                                   MERRILL LYNCH GROUP,INC.
                                   ML IBK POSITIONS, INC.
                                   KECALP INC.
                                   MERRILL LYNCH MBP INC.

Date:  March 20, 1997              By:  /s/ Marcia L. Tu
                                        -------------------
                                        Marcia L. Tu
                                        Attorney-in-Fact*

                                   MERRILL LYNCH CAPITAL
                                    PARTNERS, INC.


Date:  March 20, 1997              By:  /s/ Marcia L. Tu
                                        -------------------
                                        Marcia L. Tu
                                        Vice President &
                                         Secretary

                                   MERRILL LYNCH LBO PARTNERS NO
                                    II, L.P.
                                   By:  Merrill Lynch Capital
                                        Partners, Inc.
                                          its general partner


Date:  March 20, 1997              By:  /s/ Marcia L. Tu
                                        ------------------------
                                        Marcia L. Tu
                                        Vice President &
                                         Secretary

                                   MERRILL LYNCH CAPITAL
                                    APPRECIATION PARTNERSHIP NO.
                                    VIII, L.P.
                                   By:  Merrill Lynch LBO
                                         Partners No. II,
                                          its general partner
                                   By:  Merrill Lynch Capital
                                         Partners, Inc.,
                                          its general partner


Date:  March 20, 1997              By:  /s/ Marcia L. Tu
                                        ----------------------
                                        Marcia L. Tu
                                        Vice President &
                                         Secretary



                                   ML OFFSHORE LBO PARTNERS NO.
                                   VIII
                                   By:  Merrill Lynch LBO
                                        Partners No. II,
                                         its investment general
                                          partner
                                   By:  Merrill Lynch Capital
                                        Partners, Inc.,
                                         its general partner


Date:  March 20, 1997              By:  /s/ Marcia L. Tu
                                        -----------------------
                                        Marcia L. Tu
                                        Vice President &
                                         Secretary


                                   MERCHANT BANKING L.P. No. I
                                   By:  Merrill Lynch MBP, Inc.
                                         its general partner

Date:  March 20, 1997              By:  /s/ Marcia L. Tu
                                        -----------------------
                                        Marcia L. Tu
                                        Attorney-in-Fact*

                                   MERRILL LYNCH KECALP L.P. 1986
                                   By:  KECALP Inc.,
                                         its general partner


Date:  March 20, 1997              By:  /s/ Marcia L. Tu
                                        ------------------------
                                        Marcia L. Tu
                                        Attorney-in-Fact*

                                   MERRILL LYNCH KECALP L.P. 1987
                                   By:  KECALP Inc.,
                                        its general partner


Date:  March 20, 1997              By:  /s/ Marcia L. Tu
                                        -------------------------
                                        Marcia L. Tu
                                        Attorney-in-Fact*


                                   ML EMPLOYEES LBO MANAGERS,INC.


Date:  March 20, 1997              By:  /s/ Marcia L. Tu
                                        -------------------------
                                        Marcia L. Tu
                                        Attorney-in-Fact*

                                   ML EMPLOYEES LBO PARTNERSHIP
                                   NO. I, L.P.
                                   By:  ML Employees LBO
                                   Managers, Inc.
                                        its general partner


Date:  March 20, 1997              By:  /s/ Marcia L. Tu
                                        -------------------------
                                        Marcia L. Tu
                                        Attorney-in-Fact*

                                   ML LEASING EQUIPMENT CORP.


Date:  March 20, 1997              By:  /s/ James Rossi
                                        -------------------------
                                        James Rossi
                                        Attorney-in-Fact*

                                   MERRILL LYNCH VENTURE CAPITAL,
                                   INC.


Date:  March 20, 1997              By:  /s/ Robert F. Aufenanger
                                        -------------------------
                                        Robert F. Aufenanger
                                        Executive Vice President



                                   MLVP II CO., L.P.
                                   By:  Merrill Lynch Venture
                                   Capital, Inc.
                                        its general partner


Date:  March 20, 1997              By:  /s/ Robert F. Aufenanger
                                        -------------------------
                                        Robert F. Aufenanger
                                        Executive Vice President


                                   ML VENTURE PARTNERS II, L.P.
                                   By:  MLVP II Co., L.P.
                                        its general partner
                                   By:  Merrill Lynch Venture
                                   Capital, Inc.
                                        its general partner


Date:  March 20, 1997              By:  /s/ Robert F. Aufenanger
                                        -------------------------
                                        Robert F. Aufenanger
                                        Executive Vice President

------------
* See Powers of Attorney attached.



                    EXHIBIT A TO SCHEDULE 13G
                ---------------------------------

            ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
    ---------------------------------------------------------


     Two of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), and Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group, Merrill Lynch Capital Partners, Inc. ("MLCP"), ML IBK Positions, Inc. ("MLIBK"), ML Employees LBO Managers, Inc. ("LBO"), Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF&S"), and Merrill Lynch Asset Management ("MLAM").

     ML Group, a wholly-owned direct subsidiary of ML&Co. may be deemed to be the beneficial owner of less than 5% of the securities of Borg-Warner Automotive, Inc. (the "Securities") by virtue of its control of its wholly-owned subsidiaries MLCP, MLIBK, and LBO.

     MLCP, a Delaware corporation, may be deemed to be the beneficial owner of less than 5% of the Securities by virtue of its wholly-owned subsidiary LBO, which is the general partner of ML Employees LBO Partnership No. I, L.P.

     MLIBK, a wholly-owned subsidiary of ML Group, is the record owner of less than 5% of the Securities.

     MLPF&S, a Delaware corporation with its principal place of business at 250 Vesey Street, New York, New York, is a wholly-owned subsidiary of ML&Co. and a broker-dealer registered pursuant to the Securities Act of 1934. Through its proprietary trading activities, MLPF&S is the beneficial owner of less than 5% of the Securities.

     MLAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. MLAM may be deemed to be the beneficial owner of less than 5% of the Securities by virtue of its acting as investment advisor to an investment company registered under Section 8 of the Investment Company Act of 1940 which is the beneficial owner of less than 5% of the Securities.

     Finally, a certain trust company which is a wholly owned subsidiary of ML Group and a bank as defined in section 3(a)(6) of the Exchange Act, may deemed to be the beneficial owner of certain of the Securities.







                            EXHIBIT B
                       -------------------

                        POWER OF ATTORNEY
 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
  OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND RULES
                 THEREUNDER, BY AND ON BEHALF OF

                    MERRILL LYNCH & CO., INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                    MERRILL LYNCH & CO., INC.



                                   By  /s/Barry S. Friedberg
                                      ---------------------

                                      Barry S. Friedberg
                                      Executive Vice President




                        POWER OF ATTORNEY
 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
  OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND RULES
                 THEREUNDER, BY AND ON BEHALF OF

                    MERRILL LYNCH GROUP, INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in- fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of December 1994.


                                   MERRILL LYNCH GROUP, INC.



                                   By:  /s/Rosemary T. Berkery
                                        ------------------------
                                        Rosemary T. Berkery
                                        Vice President




                        POWER OF ATTORNEY
 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
  OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND RULES
                 THEREUNDER, BY AND ON BEHALF OF

                     ML IBK POSITIONS, INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML IBK Positions, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                   ML IBK POSITIONS, INC.



                                   By:  /s/James V. Caruso
                                        ---------------------
                                        James V. Caruso
                                        Vice President






                        POWER OF ATTORNEY
 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
  OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND RULES
                 THEREUNDER, BY AND ON BEHALF OF

                           KECALP INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to KECALP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                   KECALP INC.



                                   By:  /s/James V. Caruso
                                        ---------------------
                                        James V. Caruso
                                        Vice President





                        POWER OF ATTORNEY
 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
  OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND RULES
                 THEREUNDER, BY AND ON BEHALF OF

                     MERRILL LYNCH MBP INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch MBP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                   MERRILL LYNCH MBP INC.



                                   By:  /s/ James V. Caruso
                                        ---------------------
                                        James V. Caruso
                                        Vice President






                        POWER OF ATTORNEY
 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
       OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
            AND RULES THEREUNDER, BY AND ON BEHALF OF

                 ML EMPLOYEES LBO MANAGERS, INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML Employees LBO Managers, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder(collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                ML EMPLOYEES LBO MANAGERS, INC.


                                By:  /s/James V. Caruso
                                     -------------------------
                                        James V. Caruso
                                        Vice President



                        POWER OF ATTORNEY
 To Prepare and Execute Documents Pursuant to Sections 13 and 16
       of the Securities Exchange Act of 1934, as Amended, and Rules Thereunder, by and on Behalf of

                   ML Leasing Equipment Corp.

      Know all by these presents, that the undersigned hereby constitutes and appoints James Rossi its true and lawfully attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML Leasing Equipment Corp.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the
request  of  the  undersigned,  is  not  assuming  any   of   the
undersigned's responsibilities to comply with Sections 13  or  16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of January 1997.


                         ML Leasing Equipment Corp.



                         By:  /s/Robert L. Marcotte
                              --------------------------
                              Robert L. Marcotte
                              Senior Vice President